Exhibit 10.19


                           EMPLOYMENT AGREEMENT




      AGREEMENT dated as of August 1, 1995 between Competitive
Technologies, Inc., a Delaware corporation (herein called "CTI") and George M. Stadler of Fairfield, CT. (herein called "Stadler").


                                WITNESSETH

 1. Employment and Term: CTI hereby employs Stadler and Stadler hereby agrees to continue employment by CTI for a period commencing August 1, 1995 and ending four (4) years thereafter, unless sooner terminated as hereinafter provided.

 2. Extension of Term: Subject to the provision of paragraph 9 hereof, the term of this Agreement shall be extended automatically for consecutive periods of twelve (12) calendar months each, commencing August 1, 1999, unless either party hereto shall give written notice to the other, not later than one hundred twenty
(120) days prior to August 1, 1999 or August 1 of any calendar year thereafter that either party elects to terminate this Agreement as of August 1 of that year.

 3. Duties: During the term hereof Stadler shall serve in the executive position of President and Chief Executive Officer of CTI and he shall perform during normal business hours such duties as may be assigned to him from time to time by the Board of Directors of CTI. Stadler shall report directly to the Board of Directors of CTI.

 4. Compensation: During the term hereof CTI shall pay Stadler compensation at the rate of a minimum of One Hundred Sixty Thousand ($160,000) Dollars per year, payable in twenty-six equal payments per year. Stadler's compensation shall be reviewed annually by the Board of Directors of CTI.

 5. Expense Reimbursement and Fringe Benefits: CTI shall reimburse Stadler for all expenses incurred by him on behalf of or attributable to the business of CTI. Stadler shall be entitled to all medical and hospitalization benefits, group life insurance coverage, if any, and all other fringe benefits which CTI or its associated companies currently provides or which it may hereafter institute.

 6. Restrictive Covenants: In the event that Stadler terminates this Agreement, Stadler covenants and agrees that, for a period of one (1) year following such termination, he will not engage, directly or indirectly, as an owner, employee, officer, agent, representative or otherwise, or become a principal stockholder, in any business operating in the United States of America which is competitive with the principal business engaged in by CTI.

 7. Right of CTI to Injunction: If Stadler violates the provisions of paragraph 6 hereof, CTI shall be entitled to an injunction to be issued by a court of competent jurisdiction enjoining the breach of said provisions by Stadler.

 8. Safeguarding of Information: Stadler agrees that (a) he will keep in strict confidence all proprietary information which he may acquire during his employment relating to the business or affairs of CTI or any of its associated companies; and (b) he will not, without the prior written consent of CTI, communicate, divulge, disclose, or use such confidential information except as may be required to perform his duties hereunder.

 9. Termination: In the event of the death of Stadler, this Agreement shall terminate on the last day of the calendar month in which such death shall occur, provided that all accrued rights of Stadler at the time of his death (including salary, stock options, severance pay installments and stock retirement benefits) shall be paid to his wife, and if and so long as she shall survive him. If his wife shall not survive him or shall not survive long enough to receive the benefits of such rights, any balance remaining thereafter shall be paid to Stadler's estate.

      CTI shall have the right to terminate this Agreement:

      (a) at any time for cause which for the purposes hereof shall mean any criminal act by Stadler for which he is convicted; or

      (b) if Stadler is personally unable to perform his duties hereunder for a period of six (6) consecutive months due to physical or mental illness, disability or incapacity; provided, however, that if CTI shall have terminated this Agreement because of such illness, disability or incapacity and if such illness, disability or incapacity shall have been cured prior to the expiration of this Agreement, then, in such event, this Agreement shall ipso facto be reinstated for the remainder of the term hereof with the same force and effect as if CTI had never exercised its right of termination except that Stadler shall not be entitled to compensation hereunder for the period during which this Agreement shall have been in a state of termination, and the executive duties to be performed by Stadler hereunder shall be those as shall be specified by the Board of Directors of CTI.

           In the event CTI terminates this Agreement without cause, Stadler shall be paid, as liquidated damages, an amount equal to the lesser of (a) one and one-half times his then currently yearly salary, or (b) the total salary due for the remaining term of this Agreement.

10. Incentive Compensation: CTI's Board of Directors will revise and modify the Company's existing "Incentive Compensation Plan" dated July 31, 1979 and Stadler will be eligible to participate in this new plan.

11. Enforceability after Termination: The covenants and agreements set forth in paragraphs 6, 7 and 8 shall survive and be enforceable after the termination of this Agreement.

12. Complete Agreement: This Agreement constitutes the complete agreement between CTI and Stadler, no verbal or other statements, inducements or representations have been made to or relied upon by Stadler, and no modification hereof shall be binding on either party unless in writing and signed by both parties hereto.

13. Severability: If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

14. Binding upon Successor: This Agreement shall be binding upon and inure to the benefit of Stadler and shall be binding upon and inure to the benefit of CTI and its successors and assigns. However, in the event that CTI is acquired or merged with another company, and/or experiences a significant change in its present stock ownership by an individual or group of individuals (i.e. - accumulation of more than 10% of the shares outstanding), Stadler's minimum rate of compensation under this Agreement will be his present rate of compensation at the time of such merger, acquisition, and/or change in stock ownership. Further, Stadler will be given an opportunity to negotiate a new Agreement and/or to modify this present Agreement prior to such change.

15. Governing Law: This Agreement shall be governed by the laws of Connecticut as to both interpretation and performance.

16.   Arbitration:  Standard AAA provision.

      IN WITNESS WHEREOF, Competitive Technologies, Inc. has caused this Agreement to be duly executed by its authorized officers and its corporate seal to be hereunto affixed, and George M. Stadler has duly signed and sealed this Agreement, all as of the day and year first above written.



ATTEST:                           COMPETITIVE TECHNOLOGIES, INC.


S/  Lorraine Frauenhofer           S/  Frank R. McPike, Jr.
                                  Frank R. McPike, Jr.
                                  Vice President, Finance
                                  Treasurer and Secretary


S/  Marie Cataldo                 By: S/  Bruce Langton
                                  Bruce Langton
                                  Chairman of the Compensation and
                                  Stock Option Committee of the Board
                                  of Directors



                                   S/  George M. Stadler
                                  George M. Stadler